UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

QTS REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Leading Proxy Advisory Firm Glass Lewis & Co. Recommends that QTS Stockholders Vote “FOR” ALL Eight QTS directors at the Company’s 2018 Annual Meeting

QTS Comments on ISS Report, Including ISS’ Recommendation that Stockholders Vote

“FOR” the Reelection of CEO Chad Williams to the QTS Board of Directors

Company Urges Stockholders to Vote “FOR” ALL QTS Directors

OVERLAND PARK, Kan., April 20, 2018 — QTS Realty Trust, Inc. (NYSE: QTS) today announced that leading independent proxy advisory firm Glass Lewis & Co. (“Glass Lewis”) has issued a report recommending that QTS stockholders vote “FOR” ALL eight QTS directors at the Company’s 2018 Annual Meeting of Stockholders to be held on May 3, 2018.

In its April 19, 2018 report, Glass Lewis stated:

“Having evaluated the concerns raised by Land and Buildings and the incumbent board’s response, we believe the Dissident has failed to present shareholders with a compelling case that withholding votes from Management Nominees Chad Williams and William Grabe is appropriate at this time or that doing so would likely lead to a more favorable outcome or enhance value for all QTS shareholders.”

“In our view, the Dissident has not offered any compelling suggestions to improve the Company’s performance or operations. In contrast, notwithstanding a poorly managed C3 business transition, we believe the incumbent board presents a credible defense of the Company’s longer-term performance and strategy and makes a reasonable case that the incumbent directors are well suited to oversee the Company for the benefit of all shareholders.”

“We find that many of the Dissident’s other assertions regarding the Company’s corporate governance practices are without merit or present limited concern for shareholders. In particular, while Mr. Williams and affiliated entities have engaged in several material related party transactions with the Company, we believe the Company has implemented reasonable safeguards to protect the interests of unaffiliated shareholders in these transactions.”

“We expect Mr. Williams’ equity ownership creates a significant alignment between his and other shareholders’ interests in the long-term success of the business.”

Commenting on the Glass Lewis report, QTS issued the following statement:

We are pleased that Glass Lewis has expressed its support for all of QTS’ highly qualified and experienced directors, including Chairman and CEO Chad Williams and Chairman of the Compensation Committee William Grabe. Glass Lewis’ recommendation reaffirms that QTS has the right Board to oversee the continued execution of the Company’s recently announced strategic plan and continue delivering superior value for all stockholders.

We are, however, disappointed that Glass Lewis has recommended that stockholders vote against QTS’ executive compensation program, which we believe fairly compensates our executives for their ability to deliver value to QTS stockholders. Notably, Chad Williams’ compensation is in line with or below peer averages, and his 2017 target total direct compensation is at the 34th percentile of QTS’ peer group and his actual total direct compensation was 91% of target.

The Company also commented on Institutional Shareholder Services’ (“ISS”) recent report:

We are pleased that Institutional Shareholder Services (“ISS”) recommends that all stockholders vote FOR the reelection of CEO Chad Williams to the QTS Board of Directors. In making its recommendation, ISS noted that, under his leadership, QTS has, “delivered value to stockholders in an absolute sense and relative to the broader market — the company delivered TSR of 95.2 percent from the IPO through April 12, 2018, while the S&P 500 Index delivered TSR of 76.5 percent and the MSCI US REIT Index delivered TSR of 38.5 percent over the period.”

ISS also recommended that QTS stockholders vote FOR the Company’s say-on-pay proposals, as they did overwhelmingly at a 98% rate in 2017 and 92% in 2016.

However, we strongly believe that ISS reached the wrong conclusion in failing to recommend that QTS stockholders vote for William Grabe. Mr. Grabe is a widely respected director currently serving on the boards of Lenovo Group Limited and Gartner, Inc., and he previously served on the boards of Compuware and Covisint. Mr. Grabe has an extensive understanding of sales, operations and capital allocation, as well as investment management experience. As a member of the QTS Board, Mr. Grabe helped take the Company public in 2013 and has been an integral leader and steward of the Company’s value creation since that time.

All of QTS’ highly qualified directors are firmly committed to advancing the best interests of the Company and its stockholders. ISS’ recognition of the positive analyst commentary regarding QTS’ decision to further narrow the focus of our C3 product portfolio reaffirms our belief and confidence that the Company is on the right track and has the right team and strategic plan to build on its track record of profitable growth and value creation. We urge stockholders to vote “FOR” ALL QTS directors.

QTS stockholders are reminded that their vote is extremely important, no matter how many or how few shares they own.

The QTS Board strongly urges stockholders to vote “FOR” ALL of QTS’ experienced and highly qualified directors: Chad L. Williams, John W. Barter, William O. Grabe, Catherine R. Kinney, Peter A. Marino, Scott D. Miller, Philip P. Trahanas and Stephen E. Westhead. Stockholders can vote by telephone, internet or by signing and dating the Company’s proxy card.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

1407 Broadway

New York, New York 10018

Call Collect: 212-929-5500

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 6 million square feet of owned mega scale data center space throughout North America. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. Visit QTS at www.qtsdatacenters.com, call toll-free 877.QTS.DATA or follow on Twitter @DataCenters_QTS.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:  adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of the Company’s infrastructure due to changing industry demands; global, national and local economic conditions; risks related to our international operations; the Company’s ability to successfully execute its restructuring plan and realize its expected benefits; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to our data centers; our failure to qualify and maintain the Company’s qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance.  Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.  For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in the other periodic reports the Company files with the Securities and Exchange Commission.

Important Additional Information And Where To Find It

In connection with the 2018 Annual Meeting of Stockholders of the Company (the “2018 Annual Meeting”), the Company filed with the SEC on March 19, 2018, and mailed or otherwise disseminated to the Company’s stockholders, the Definitive Proxy Statement. The Company may file other relevant documents with the SEC regarding the 2018 Annual Meeting. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the Definitive Proxy Statement and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company will be available free of charge on its website at www.qts datacenters.com, or by directing a written request to QTS Realty Trust, Inc., 12851 Foster Street, Overland Park, Kansas 66213, Attention: Investor Relations.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposals to be voted on at the 2018 Annual Meeting. You can find information about the Company’s directors and executive officers, and their interests in the proposals to be voted in, in the Company’s Definitive Proxy Statement. You may obtain free copies of these documents from the Company using the sources indicated above.

Investor Relations Contact:

Stephen Douglas, VP Investor Relations

QTS Realty Trust

ir@qtsdatacenters.com

Media Contact:

Carter B. Cromley

(703) 861-8245

carter.cromley@qtsdatacenters.com

[or

Joele Frank, Wilkinson Brimmer Katcher
Andrew Siegel / Jonathan Keehner
212-355-4449]